Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Geokinetics Inc.

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-140385 on Form S-1 of Geokinetics Inc. of our report dated April 17, 2006, except for paragraph 4 of Note 1, for which the date is June 8, 2006, and paragraph 7 of Note 9, for which the date is July 19, 2006, related to our audit of the consolidated financial statements included and incorporated by reference in this Registration Statement on Form S-1. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ FITTS, ROBERTS & CO., P.C.

Houston, Texas

April 27, 2007